SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Stationsplein 45

3013 AK Rotterdam

The Netherlands

(Address of Principal Executive Offices)

Registrant’s Telephone number, including area code: 31 10 275 5500

Weena 737

3013 AM Rotterdam

The Netherlands

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of LyondellBasell U.S. Senior Management Deferral Plan dated March 1, 2012

On March 1, 2012, LyondellBasell Industries N.V. (the “Company”) adopted the LyondellBasell U.S. Senior Management Deferral Plan (the “Plan”), an unfunded nonqualified deferred compensation plan for a select group of management. The Plan will be effective as of May 1, 2012 and a copy of the Plan is filed herewith as Exhibit 10.1. None of the Company’s principal executive officer, principal financial officer, or any named executive officer has yet elected to participate in the Plan.

Under the Plan, eligible employees may irrevocably elect to defer for a given year up to 100% of any short- or medium-term incentive awards and certain long-term incentive awards granted during the year and, limited to certain higher-level employees, up to 50% of base salary for the year.

A participant’s deferrals will be credited to an account under the Plan and that account will be credited (or debited) with earnings and losses based on the actual rate of return of hypothetical investments. With respect to deferrals of cash compensation, participants may direct the hypothetical investment of these amounts into a group of notional accounts which mirror the lifecycle funds and core investment options available under the Company’s qualified 401(k) savings plans. Deferrals of stock-based compensation will be credited as shares of Company common stock, and participants may not direct the hypothetical investment of those amounts to other investment options.

A participant’s account under the Plan will be distributed pursuant to the terms of the Plan upon the earliest to occur of the participant’s separation from service, a change of control, or the participant’s death or disability. However, a participant may elect at the time of the deferral election an earlier distribution date that is at least six years after the effective date of the deferral election. In addition, a participant may make a withdrawal from the Plan in the event of an unforeseeable financial hardship, as defined in the Plan, subject to approval by the Plan administrator. Distributions will be paid in a lump sum, except that a participant may elect at the time of the deferral election to receive any distribution upon a separation from service in five annual installments, unless the participant’s account balance is less than $50,000. All payments to participants under the Plan will be subject to withholding for applicable taxes.

Grant of Qualified Performance Awards

On February 28, 2012, the Compensation Committee of the Supervisory Board of the Company approved the grants of Qualified Performance Awards (“QPAs”) to our named executive officers as follows:

Name	Target Number of QPAs
James Gallogly	34,091
Karyn Ovelmen	9,546
Craig Glidden	7,354
Bob Patel	3,420
Tim Roberts	3,580

QPAs are paid out in shares of our common stock, in an amount equivalent to the number of QPAs earned. The actual number of QPAs earned over a performance cycle can range from 0 – 200% of the target number depending on the achievement of performance criteria.

The performance criteria for the 2012 grants of QPAs to the named executive officers include a Return on Assets metric that carries a 67% weight and a Costs metric that carries a 33% weight. After the end of the performance cycle, the Compensation Committee will review the Company’s results in each of the metrics on an absolute basis and as compared to a peer group. Based on that review, the named executives will vest in anywhere from 0 – 200% of the QPAs granted to them. The QPAs earned are paid out in shares.

The performance cycle for the 2012 grant of QPAs runs from January 1, 2012 through December 31, 2014, with payments made after the certification by the Compensation Committee of the level of achievement of the metrics. QPAs are forfeited if the participant terminates employment before the end of the performance cycle and are subject to prorated payout upon disability, death, retirement or termination by the Company not for cause. QPAs do not receive dividends or dividend equivalent payments.

The forgoing is a summary description of the QPAs and is qualified by reference in its entirety to the Form of Qualified Performance Award Agreement filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	LyondellBasell U.S. Senior Management Deferral Plan dated March 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: March 1, 2012	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President

Exhibit Index

Exhibit	Description

10.1	LyondellBasell U.S. Senior Management Deferral Plan dated March 1, 2012